Exhibit 99.3


         XEROX PRICES CONVERTIBLE TRUST PREFERRED SECURITIES OFFERING

                     Size Of Offering Set At $900 Million

STAMFORD, Conn., Nov. 20, 2001 - Xerox Corporation (NYSE: XRX) today announced that, due to substantial interest, it has increased its offering of convertible trust preferred securities to $900 million from the original $500 million.

The convertible trust preferred securities will have an annual distribution at the rate of 7.5 percent per year and will be convertible into Xerox common stock at a conversion premium of 25 percent over yesterday's closing stock price of $7.30 a share (convertible at a price of $9.125 per share).

Beginning in December 2004, the company will have certain rights to redeem
the   preferred securities, and the holders will have certain rights to require the company to redeem the securities. The convertible trust preferred securities must be redeemed by the company on Dec. 4, 2021.

The convertible trust preferred securities are being offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. The convertible trust preferred securities will not be registered under the Securities Act. Therefore, the convertible trust preferred securities may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the convertible trust preferred securities, nor shall there be any sale of the convertible trust preferred securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.









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